Exhibit 99.1

Contact:	Allen & Caron Inc	Sloane & Company
	Michael Lucarelli (investors)	Tracey Belko (media)
	(212) 691-8087	(212) 446-1889
	m.lucarelli@allencaron.com	tbelko@sloanepr.com

DIGITAL ANGEL CORPORATION APPOINTS THOMAS J. HOYER AS CHIEF FINANCIAL OFFICER

SO. ST. PAUL, MN (December 20, 2006) — Digital Angel Corporation (Amex:  DOC) today announced that it has named Thomas J. Hoyer, 44, as Chief Financial Officer.  Hoyer will join the company on Jan. 2, 2007 and assume the responsibilities held by James P. Santelli, who will retire from the company after seven years of service.  Hoyer will report directly to Kevin McGrath, President and CEO of Digital Angel Corporation.

Hoyer has an extensive background in successfully building and leading finance and accounting organizations.  Prior to joining Digital Angel, he held numerous high-profile finance positions in both the private and public sectors.  Most recently, Hoyer served as Executive Vice President and Chief Financial Officer of NationsRent Companies, Inc., a $700 million construction equipment distribution and services company, where he supported the Board of Directors and senior management team by leading the company through numerous complex transactions, including the issuance of more than $400 million in public debt.

“I’m excited to join Digital Angel, where the leadership is focused on building an outstanding, global organization capable of implementing a diverse, international business plan,” said Hoyer.  “It’s a great time in the company’s history as Digital Angel is poised to take its business strategy to the next level.”

Digital Angel, a leading producer of electronic tags for livestock, pets, fish and humans, specializes in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets.  Over the past several months, McGrath has made significant hires to bolster the company’s senior management team, including John L. Braly as Vice President of Business Development and Industry Relations for the Company’s Animal Applications Division; Patricia Petersen as General Counsel; and Rae Powell as Vice President of Sales and Marketing for its North American Animal Applications business.

“Tom is the latest in number of new appointments to further Digital Angel’s business development program, which is focused on building a world-class executive team capable of implementing a diverse, global business plan and driving shareholder and market value,” said McGrath.  “Our efforts are clearly paying off as witnessed by recent contracts with the Royal Malaysian Air Force, the Royal Netherlands Navy and the Bonneville Power Administration.”

McGrath continued, “As we remain focused on growing our global business, we’re pleased to have such a capable and proven leader assume CFO responsibilities for Jim.  Jim masterfully led Digital Angel through numerous acquisitions and several years of rapid growth as witnessed by our recent successes across our business lines, such as new strategically-significant contracts and global business acquisitions.  We greatly appreciate his numerous contributions over seven strong years of service.  We will miss him greatly and wish him all the best.”

Santelli joined Digital Angel in 1999 and immediately took on three challenging roles including, Chief Financial Officer, Senior Vice President and Vice President of Operations.  His previous experience in several start-ups and emerging- market companies proved crucial in developing Digital Angel’s position as the leading provider of RFID technology, and his guidance helped foster the company’s diverse business plan.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of humans, pets, fish, poultry and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections.  The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, that Applied Digital Inc. owns 55.4% of the Company’s common stock, that  new accounting pronouncements regarding expensing of share based compensation may impact the Company’s future results of operations, the Company may continue to incur net losses, infringement by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business, domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell its  products in certain markets, the Company relies on sales to government contractors for its animal identification and search and rescue beacon products, and any decline in the demand by these customers for such  products could negatively affect the Company’s business, the Company depends on a single production arrangement for its patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on the Company’s business, technological change could cause the Company’s products to become obsolete, the loss of one of the Company’s principal customers could negatively impact the Company’s net revenue, the Company’s earnings will decline if the Company writes off goodwill and other intangible assets, options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results, the Company depends on a small team of senior management.  A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2005. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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